EXHIBIT 9
                                  RED ZONE LLC
                             2300 Redskin Park Drive
                                Ashburn, VA 20147



                               September 28, 2005



VIA FEDERAL EXPRESS AND FACSIMILE
---------------------------------

Six Flags, Inc.
11501 Northeast Expressway
Oklahoma City, Oklahoma 73131
Attention:  Kieran Burke
            Chairman of the Board and Chief Executive Officer

      Re:   Demand for Stockholder List

Dear Mr. Burke:

      As you know, Red Zone LLC ("Red Zone") (i) intends to commence a consent solicitation, as more specifically described in the revised preliminary consent solicitation statement filed with the Securities and Exchange Commission on September 16, 2005 (the "Consent Solicitation"), and (ii) if the Consent Solicitation is successful, intends to commence a tender offer (the "Offer") to the holders of common stock, par value $.025 per share (the "Shares"), of Six Flags, Inc. (the "Company") for up to 34.9% of the Company's outstanding Shares (the calculation of such percentage to include any Shares we own at the time we accept Shares for purchase pursuant to the Offer) at a price of $6.50 per share if, at any time during the ninety days following the date our Nominees (as defined in the preliminary consent solicitation statement mentioned above) are seated on the Six Flags Board, the Company's stock closes at a price at or lower than $6.50 per share for five consecutive trading days.

      The purpose of this letter is to request a copy of the list of stockholders of the Company and certain other information to facilitate the distribution of the Consent Solicitation and Offer materials to the Company's stockholders as soon as the materials are available and to provide the Company's stockholders with information relevant to the Consent Solicitation and the Offer (if commenced). Although we anticipate that the Company will cooperate in this regard, our counsel has advised us to send this formal request for the stockholder list under Delaware law.

      Pursuant to Section 220 of the Delaware General Corporation Law and the common law of the State of Delaware, as a record holder of Shares, Red Zone hereby demands


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the right during the usual hours of business to inspect and copy the following records and documents (the "Stocklist Materials"):

      (a) A complete record or list of the holders of the Company's outstanding Shares, certified by the Company or its transfer agent and registrar, showing the names and addresses of each holder of the Company's Shares and the number of Shares registered in the name of each such holder, as of the most recent date available at the time of inspection.

      (b) A magnetic computer tape or diskette list or other electronic file of the holders of the Company's outstanding Shares as of the most recent date available at the time of inspection, showing the names, addresses and number of Shares held by each such holders, together with such computer processing data and instructions as are necessary for Red Zone to make use of such magnetic computer tape or diskette or electronic file, and a separate printout of such magnetic computer tape or diskette or electronic file for verification purposes, if different from the list in (a).

      (c) All daily transfer sheets showing changes in the names, addresses and number of Shares of the holders of the Company's outstanding Shares which are in or come into the possession or control of the Company or its transfer agent or registrar, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to in (a) above through the date of the termination of the Offer (including any extensions or subsequent offering periods) referred to below.

      (d) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of Shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. and other similar nominees, including respondent bank listings and, to the extent available, Cede & Co. depository listings on a daily basis commencing immediately and until the date of the termination of the Offer (including any extensions or subsequent offering periods).


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

      (e) A list or lists containing the name, address and number of Shares attributable to any participant in any Company employee stock ownership plan, stock ownership dividend reinvestment plan, or comparable plan of the Company in which voting decisions or decisions concerning tenders of Shares with respect to the Shares held by such plan are made, directly or indirectly, individually or collectively, by the participants in the plan, and a magnetic tape or diskette or other electronic file for such list with the same information as in (b) above. Please provide such information concerning the procedures by which such plan participants are provided with Offer and Consent Solicitation materials and the process by which they would participate in the Offer and Consent Solicitation, including any administrative contacts at such plans with whom we should coordinate the delivery of materials concerning the offer and process by which to vote or tender Shares.

      (f)   Any and all of the information requested in paragraphs (a) through
            (g) as of the record date established for purposes of the Consent Solicitation, including any omnibus proxies or consents or respondent bank omnibus proxies or consents which information shall be compiled and made available not more than one business day after the record date.

      (g) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners ("NOBO's") of Shares and a NOBO list and tape or diskette or other electronic file in descending order balance (such information is readily available to the Company under Rule 14b-1(b) of the Securities Exchange Act of 1934 from ADP Proxy Services).

      (h) A stop list or stop lists relating to any Shares and any changes, corrections, additions or deletions from the date of the list referred to in paragraph (a) above through the date of the termination of the Offer (including any extensions or subsequent offering periods).

      (i) To the extent not already referred to above, any computer tape, diskette or other electronic medium suitable for use by computer or word processor which contains any or all of the information encompassed in this letter, together with any program, software, manual or other instructions necessary for the practical use of such information.

      Red Zone further requests that modifications, additions or deletions to any and all of the Stocklist Material referred to in paragraphs (a) through (i) above be immediately furnished to Red Zone as such modifications, additions or deletions become available to the Company or its agent or representatives through the date of the termination of the Offer (including any extensions or subsequent offering periods).

      Red Zone will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production of the above information.

      The purpose of this demand is to enable Red Zone to communicate with its fellow stockholders on matters relating to their mutual interests as stockholders, including, but not limited to, communicating with the stockholders of the Company with respect to Red Zone's Offer (if commenced) and Consent Solicitation and assist in their evaluation of the Offer (if commenced) and Consent Solicitation.

      Red Zone hereby designates and authorizes Morris, Nichols, Arsht & Tunnell and Innisfree M&A Incorporated and their respective partners, officers and employees, and any other persons to be designated by Red Zone, acting together, singly or in combination, to conduct, as its agents, the inspection and copying herein requested.

     Please advise counsel for Red Zone, David J. Teklits (telephone:
302-658-9200) of Morris, Nichols, Arsht & Tunnell, Morris, Nichols, Arsht & Tunnell, Chase Manhattan Centre, 18th Floor, 1201 North Market Street, Wilmington, Delaware 19899, when and where the items demanded above will be made available to Red Zone and its designated agents.

      Please sign and date a copy of this letter to indicate your receipt hereof and return a copy to us as soon as possible.


                                       Very truly yours,

                                       RED ZONE LLC



                                       By /s/ Daniel M. Snyder
                                         -------------------------------------
                                          Name:   Daniel M. Snyder
                                          Title:  Managing Member







Signed and Notarized Copy
Received By:

SIX FLAGS, INC.


By
  ----------------------------------------
   Name:
   Title:
   Date:




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STATE OF  Virginia            :
                         :          SS.
COUNTY OF    Loudoun          :

            BE IT REMEMBERED that, the undersigned, Daniel M. Snyder, personally appeared before me, who being duly sworn, deposes and says:

            1. I am the managing member of Red Zone LLC, and am duly authorized to execute this letter on behalf of Red Zone LLC, which is the record and beneficial owner of shares of Six Flags, Inc.

            2. That the foregoing is Red Zone's letter of demand for the inspection of designated Stocklist Materials of Six Flags, Inc. and that the statements made in such letter are true and correct.

            3. That the letter contains a designation of Morris, Nichols, Arsht & Tunnell and Innisfree M&A Incorporated, and their respective partners, associates and employees and any other persons to be designated by them, acting together, singly or in combination as the undersigned's attorney or agent to conduct such inspection, and that the foregoing and this verification are the undersigned's power of attorney authorizing the foregoing persons to act on behalf of the undersigned.




                                    /s/ Daniel M. Snyder
                                    -------------------------------------
                                    Red Zone LLC
                                    By:     Daniel M. Snyder
                                    Title:  Managing Member



SWORN TO AND SUBSCRIBED BEFORE ME
this 28th day of September, 2005.

/s/ Tracey M. Peters
--------------------
    Notary Public


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